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                                                                  Exhibit 1.1(b)

                        Nuveen Unit Trusts, Series 111
                         Trust Indenture and Agreement

                            Dated: December 4, 2000

     This Trust Indenture and Agreement by and between Nuveen Investments, as Depositor and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for Nuveen Unit Trusts, Series 104 and certain subsequent Series, effective October 5, 2000" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                               Witnesseth That:

     In consideration of the promises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                                    Part I

                    Standard Terms and Conditions of Trust

     Subject to the Provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                    Part II

                     Special Terms and Conditions of Trust

     The following special terms and conditions are hereby agreed to:

          (a) The above-referenced Series consists of the Trust Fund(s) included in the Prospectus.

          (b) The Securities defined in Section 1.01(1) listed in Schedule A hereto have been deposited in trust for the Trust Fund(s) included in the Prospectus for the above-referenced Series under this Trust Indenture and Agreement.

          (c) The fractional undivided interest in and ownership of a Trust Fund represented by each Unit for the Trust Fund on the Initial Date of Deposit is 1/(the number of Units) set forth under the caption "Statement(s) of Condition--Interest of Unitholders: Units of fractional undivided interest outstanding" in the Prospectus.
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          (d) The number(s) of Units created of a Trust Fund(s) are as set forth under the caption "Statement(s) of Condition--Interest of Unitholders:
     Units of fractional undivided interest outstanding" in the Prospectus for the Trust Fund(s).

          (e) Paragraph (b)(1)(i) of Section 2.01 shall be restated in its entirety as follows:

              (i) From time to time following the Initial Date of Deposit for a Trust Fund, the Depositor is hereby authorized, in its discretion, to assign, convey to and deposit with the Trustee, or facilitate the assignment, conveyance or deposit with the Trustee of (1) additional Securities for such Trust Fund, duly endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form, or (2) Contract Securities relating to such additional Securities, accompanied by cash and/or Letter(s) of Credit as specified in paragraph (c) of this Section 2.01. In lieu of additional Securities or Contract Securities, the Depositor may deposit with the Trustee cash (or a Letter of Credit) in an amount equal to the valuation made in accordance with Section 4.01 for the date of such deposit of the additional Securities not delivered or represented by Contract Securities together with instructions to purchase such additional Securities specifying the purchase price or price range and containing such information as the Trustee may require to settle said transactions. Except as provided in the following subparagraphs
              (ii), (iii) and (iv), the Depositor in each case shall ensure that each deposit of additional Securities pursuant to this Section shall be, as nearly as is practicable, equal to the original percentage relationship among the number of shares of each Security as is specified in the Prospectus for such Trust Fund, adjusted as hereinafter provided (the "Percentage Ratio"). The Percentage Ratio shall be adjusted, as directed by the Depositor, to reflect (x) the deposit of New Securities, (y) the sale of Securities pursuant to Sections 3.06, 3.08, 3.12, 5.02 or otherwise as provided hereunder, and (z) the occurrence of any stock dividend, stock splits, receipt of securities under Section 3.08, redemptions, or similar events. Any brokerage fees related to the purchase of Securities deposited in the Trust Fund after the Initial Date of Deposit shall be an expense of such Trust Fund. The Depositor shall deliver the additional Securities which were not delivered concurrently with the deposit of additional Securities and which were represented by Contract Obligations within 10 calendar days after such deposit of additional Securities (the "Additional Securities Delivery Period"). If a contract to buy such Securities between the Depositor and seller is terminated by the seller thereof for any reason beyond the control of the Depositor or if for any other reason such Securities are not delivered to the Trust Fund by the end of the Additional Securities Delivery Period for such deposit, the Trustee shall immediately draw on the Letter of Credit, if any, in amounts sufficient to settle such contract, apply the monies in accordance with Section 2.01(d), and the Depositor shall forthwith take the remedial action specified in Section 3.10. If the Depositor does not take the action specified in Section 3.10 within 10 calendar days of the end of the Additional Securities Delivery Period, the Trustee shall forthwith take the action specified in Section 3.10. When requested by the Trustee, the Depositor shall arrange for the execution of purchases in accordance with such instructions; the Depositor shall be entitled to compensation therefor in accordance with applicable law and regulations. The Trustee shall have no liability for any loss or depreciation resulting from any purchase made pursuant to the Depositor's instructions or made by the Depositor as broker.

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          In Witness Whereof, Nuveen Investments has caused this Trust
Indenture and Agreement for Nuveen Unit Trusts, Series 111 to be executed by its President, one of its Vice Presidents or one of its Assistant Vice Presidents and its corporate seal to be hereto affixed and attested by its Secretary or its Assistant Secretary and The Bank of New York has caused this Trust Indenture and Agreement to be executed by one of its Vice Presidents or Second Vice Presidents and its corporate seal to be hereto affixed and attested to by one of its Assistant Treasurers; all as of the day, month and year first above written.


                                       Nuveen Investments,
                                            Depositor


                                       By /s/ Grant Unterberg
                                         ----------------------------
                                            Authorized Officer


(Seal)

Attest:

By /s/ Nicholas Dalmaso
  -------------------------
     Assistant Secretary

                                       The Bank of New York, Trustee


                                       By /s/ Thomas Porrazzo
                                         ----------------------------
                                           Vice President or
                                           Authorized Officer


(Seal)

Attest:

By /s/ Arkadiy Zavulunov
  --------------------------
      Assistant Treasurer

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                Schedule A to the Trust Indenture and Agreement

                        Securities Initially Deposited

                                      in

                        Nuveen Unit Trusts, SERIES 111


    (Note: Incorporated herein and made a part hereof is the "Schedule(s) of Investments" as set forth for the Trust Fund(s) in the Prospectus.)

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